Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated July 13, 2020, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the combined financial statements of White River Energy LLC and White River Operating LLC which appears in this Amendment No. 1 to Registration Statement on Form S-1.

/s/ RBSM LLP

New York, New York

July 23, 2020